Exhibit 10.19
COLLECTIVE BRANDS, INC.
DEFERRED COMPENSATION PLAN
FOR NON-MANAGEMENT DIRECTORS
Section 1. Purpose.
     The purpose of this Plan is to provide an opportunity for Non-Management Directors of Collective Brands, Inc. to defer all or a portion of their Annual Retainer(s) including any equity compensation granted under the Stock Plan for Non-Management Directors of Collective Brands, Inc. and any cash compensation earned, other than meeting fees, for service on the Board.
Section 2. Definitions.
(a)	Account means with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Participant’s Cash Unit Account balance and (ii) the Participant’s Stock Unit Account balance. The Account balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the terms of the Plan.

(b)	Annual Installment means annual installments over the number of years selected by the Participant, calculated in accordance with Section 5 of the Plan.

(c)	Annual Retainer means the annual grant of restricted Stock under the Stock Plan and any annual award of cash compensation, excluding meeting fees, payable for service on the Board.

(d)	Beneficiary means one or more persons, trusts, estates or other entities, designated in accordance with Section 7 of this Plan, that are entitled to receive benefits under this Plan upon the death of a Participant.

(e)	Beneficiary Designation Form means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

(f)	Board means the board of directors of the Company.

(g)	Cash Unit means an accounting equivalent of one dollar of cash.

(h)	Cash Unit Account means an account on the records of the Company in respect of Cash Units which have been and/or may be allocated to a

Participant in the manner hereinafter set forth. A Participant’s Cash Unit Account shall include interest in the form of additional Cash Units credited to the Cash Unit Account annually until all distributions have been completed.
(i)	Change of Control means the first to occur of any of the following events:
a.	One person, or more than one person acting as a group, acquires ownership of Stock of the Company that, together with Stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Stock of the Company; or

b.	One person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of Stock of the Company possessing 30% or more of the total voting power of the Stock of the Company;

c.	A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or

d.	One person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition or acquisitions.
(j)	Code means the Internal Revenue Code of 1986, as amended.

(k)	Company means Collective Brands, Inc., a Delaware corporation.

(l)	Election Form means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to make an election under the Plan.

(m)	Non-Management Director means a member of the Board who is not, at the time an election to defer is made, an employee officer of the Company.

(n)	Participant means a Non-Management Director who elects to participate in the Plan.

(o)	Plan means the Deferred Compensation Plan for Non-Management Directors of Collective Brands, Inc., as described herein.

(p)	Plan Administrator means one or more employees of the Company designated by the Board to administer activities of the Plan as set forth herein.
(q)	Plan Year means May 1 to April 30th of each year.

(r)	Stock means the common stock of the Company as defined in the Stock Plan.

(s)	Stock Plan means the Stock Plan for Non-Management Directors of Collective Brands, Inc., all of the relevant terms of which are incorporated herein.

(t)	Stock Unit means an accounting equivalent of one share of Stock.

(u)	Stock Unit Account means an account on the records of the Company in respect of Stock Units which have been and/or may be allocated to a Participant in the manner hereinafter set forth.

(v)	Unforeseeable Emergency means a severe financial hardship of a Participant or his or her Beneficiary resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
Section 3. Enrollment.
(a)	Initial Election. A Non-Management Director who first becomes eligible to participate in the Plan after the first day of a calendar year must properly complete, execute and return to the Plan Administrator an Election Form within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Plan Administrator, in its sole discretion, in order to participate for the Plan Year that begins in such calendar year. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. An eligible Non-Management Director who satisfies the enrollment requirements of this subsection shall commence participation in the Plan as of the date his or her Election Form is returned to the Plan Administrator. An election to defer under the Plan is irrevocable and a Participant must make a new election for each Plan Year.

(b)	Subsequent Elections. Except as otherwise provided in Section 3(a), each Non-

Management Director who is eligible to participate in the Plan shall properly complete, execute and return to the Plan Administrator an Election Form on or before the December 31st preceding the start of the Plan Year, or such earlier deadline as may be established by the Plan Administrator in its sole discretion, in order to participate for that Plan Year. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. An eligible Non-Management Director who satisfies the enrollment requirements of this subsection shall commence or continue participation in the Plan as of the first day of the applicable Plan Year. An election to defer under the Plan is irrevocable and a Participant must make a new election each year.
(c)	Proper Election Required. If a Non-Management Director fails to meet the requirements contained in this Section 3, within the period required, that Non-Management Director shall not be eligible to participate in the Plan during the applicable Plan Year.
Section 4. Deferral Commitments and Account Crediting
(a)	For each Plan Year, a Participant may elect to defer, all or a portion of the Participant’s equity and/or cash components of his or her Annual Retainer payable during such Plan Year. If a Participant elects to defer at all, the minimum amount that may be deferred is $1,000. If a proper election is not made for a Plan Year, then the amount deferred for such Plan Year shall be zero. Notwithstanding the foregoing, if a Participant first becomes a Participant after the start of the calendar year in which a Plan Year commences, then the deferral amount shall be limited to the amount of the Annual Retainer payable during such Plan Year but not yet earned by the Participant as of the date the Participant submits an Election Form to the Plan Administrator in accordance with Sections 3 and 4.

(b)	Depending upon a Participant’s election, a Participant’s Account will be credited with either Cash Units or Stock Units. Annual Retainers awarded in the form of restricted Stock under the Stock Plan are automatically credited as Stock Units, when deferred. Cash compensation awarded as a part of an Annual Retainer may be credited as Cash Units or Stock Units, based upon a Participant’s election.

(c)	If a Participant elects to defer all or a portion of the cash component of his or her Annual Retainer into Cash Units, the Participant’s Cash Unit Account will be credited with one Cash Unit for each dollar deferred, as of the date such compensation is earned. Interest in the form of additional Cash Units is credited to the Participant’s Cash Unit Account annually on such date and at such interest rate determined by the Board from time to time. Earnings credited to the Participant’s Cash Unit Account are dependent on each year’s interest rate. Until determined otherwise by the Board, interest shall be credited annually as of the first day of May each year and shall be at a rate equal to the average yield on long-term U.S. Government Bonds (as determined by the Board of Governors of the Federal Reserve Board and published in the Federal Reserve Bulletin) for the preceding calendar year, compounded annually, provided, however, that if the method of calculation of such average yield shall be changed, or if the determination and/or the publication thereof be discontinued, then the Board shall substitute therefor such alternative method of determining such interest rate as it, in its discretion, shall deem appropriate.

(d)	If a Participant elects to defer all or a portion of the cash component of his or her Annual Retainer into Stock Units, the Participant’s Stock Unit Account will be credited, as of the date such compensation is earned, with Stock Units equivalent in value to such amount of the Participant’s Annual Retainer that is so deferred into Stock Units. For crediting purposes, the number of such Stock Units will be determined by dividing the amount of such compensation earned as of any date by the closing price of the Stock on the date of the Company’s annual stockholder meeting immediately preceding such date.

(e)	If a Participant elects to defer all or a portion of the equity component of his or her Annual Retainer (restricted Stock), the Participant’s Stock Unit Account will be credited, as of the date such restricted Stock vests, with Stock Units equal in number to the number of shares of Restricted Stock that is so deferred.
Section 5. Distributions
(a)	In connection with a Participant’s initial election to defer an Annual Retainer, the Participant shall irrevocably elect to receive a distribution of his or her Cash and Stock Unit Accounts in the form of a lump sum payment or in up to 15 Annual Installments after the Participant’s termination from the Board. Notwithstanding the foregoing, in the case of a Non-Management Director who first became a Participant prior to January 1, 2008, such Participant may make a new election on or before December 31, 2008, which shall be irrevocable, to receive such distribution in either of such forms. A Participant may make separate elections under this subsection with respect to his or her Cash and Stock Unit Accounts.

(b)	Distributions from the Plan shall be paid out on or beginning the May 1 following the last calendar year in which the Participant served as a Non-Management Director of the Board, and, if applicable, subsequent Annual Installments shall be paid during the month of May in each succeeding year during the period elected by the Participant.

(c)	Distribution of a Participant’s Cash Unit Account shall be made in cash. If a Participant has elected to have his or her Cash Unit Account distributed in a lump sum, the amount of such distribution shall be equal the number of Cash Units credited to the Participant’s Cash Unit Account on the date of distribution. If a Participant has elected to have his or her Cash Unit Account distributed in Annual Installments, the amount of each Annual Installment shall be calculated by multiplying the number of Cash Units credited to the Participant’s Cash Unit Account on the date of distribution by a fraction, the numerator of which is one, and the denominator of which is the remaining number of Annual Installments due the Participant. By way of example, if the Participant elects a 10-year Annual Installment, the first Annual Installment shall be 1/10 of the Cash Unit Account, calculated as described in this subsection. The following year, the Annual Installment shall be 1/9 of the Cash Unit Account, calculated as described in this subsection.
(d)	Distributions from a Participant’s Stock Unit Account shall be made in whole shares of Stock. If the Participant has elected to have his or her Stock Unit Account distributed in a lump sum, the number of shares of Stock to be so distributed to such Participant shall equal the number of whole Stock Units then in his or her Stock Unit Account. If a Participant has elected to have his or her Stock Unit Account distributed in Annual Installments, the number of shares of Stock to be distributed on a particular Annual Installment distribution date shall be calculated as follows: such number of shares of Stock shall be equal to the product, disregarding fractions, of the total number of Stock Units then credited to the Participant’s Stock Unit Account multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of remaining Annual Installments due the Participant; and in the case of the last distribution, shall be the number of shares of Stock equal to the whole Stock Units then remaining in the Participant’s Stock Unit Account. The Participant’s Stock Unit Account shall be decreased by one Stock Unit for each share of Stock distributed to a Participant. Any fractional Stock Unit shall not be distributed in Stock, but shall be distributed in cash based on the average of the high and low trading prices of the Stock on the New York Stock Exchange as of the date of last distribution or, if the New York Stock Exchange is not open on such date, the first preceding day it was open.

(e)	Notwithstanding the above, a Participant may request immediate payment of some or all of Participant’s Cash Unit Account as a result of an Unforeseeable Emergency. The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s Cash Unit Account, calculated as of the close of business on or as soon as administratively feasible after the date on which the amount becomes payable, as determined by the Plan Administrator, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution, if any. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relived (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan. If the Plan Administrator approves a Participant’s petition for payout from the Plan due to an Unforeseeable Emergency, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals under the Plan shall be terminated as of the date of such approval. Notwithstanding the foregoing, the Plan Administrator shall interpret all provisions relating to a payout and/or termination of deferrals under this subsection in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.
Section 6. Death of Participant.
If a Participant dies while serving on the Board, or after termination from the Board but before his or her Cash and/or Stock Unit Account is paid in full, the Participant’s unpaid Cash and/or Stock Unit Account shall be paid to the Participant’s Beneficiary in a lump sum (or if a Beneficiary dies before such lump sum is paid, to the beneficiary designated in writing by the Beneficiary on a form to be submitted by the Beneficiary to the Plan Administrator, or to the Beneficiary’s estate if the Beneficiary fails to so designate a beneficiary). Any such lump sum distribution shall be made no later than 60 days after the date of the Participant’s death (or, if later, in January 2009).
Section 7. Beneficiary Designation
Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) to receive any benefits payable under the Plan to a beneficiary upon the death of the Participant. Participants shall designate their Beneficiary(ies) on the Beneficiary Designation Form by completing and returning the form to the Plan Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to his or her death. If a Participant fails to designate a Beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be his or her estate. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company from all further obligations under the Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.
Section 8. Recapitalization.
In the event of a recapitalization of the Company pursuant to which the outstanding shares of Stock shall be changed into a greater or smaller number of shares (including, without limitation, a stock split or a stock dividend of 25% or more of the number of outstanding shares of Stock), the number of Stock Units credited to a Participant’s Stock Unit Account shall be appropriately adjusted as of the effective date of such recapitalization.
Section 9. Participant’s Right Unsecured; Investments.
     Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. The right of a Participant or Beneficiary to receive any distribution hereunder shall be an unsecured claim against the general assets of the Company. Nothing in this Agreement shall require the Company to invest any amount for payment of any amounts deferred by Participants under this Plan.
Section 10. Administration of the Plan.
     (a) The Plan shall be administered by the Board. Certain duties as set forth herein, or as otherwise designated by the Board, shall be administered by the Plan Administrator. The Plan may be amended, modified or terminated by the Board, in whole or in part, at any time.
     (b) The Board shall have the discretionary authority to interpret and construe the Plan; to make, amend and rescind rules and regulations relating to the Plan; and to make all determinations and take all actions necessary or advisable for the Plan’s administration, consistent with the terms of the Plan.
Section 11. Successors.
     The provisions of the Plan with respect to each Participant shall bind the legatees, heirs, executors, administrators or other successors in interest of such Participant.
Section 12. Alienation.
     (a) Subject to the provisions of Section 6 and subsection (b) of this Section 12, no amount, the payment of which has been deferred under Section 4, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, levy or charge the same shall be void; nor shall any such amount be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.
     (b) Nothing in this Section 12 shall prohibit the personal representative of a Participant from designating that any amount be distributed in accordance with the terms of the Participant’s will or pursuant to the laws of descent and distribution.

Section 13. Withholding.
     There shall be deducted from all amounts paid under this Plan any taxes required to be withheld by any federal, state or local government. The Participants and their Beneficiaries, distributees and personal representatives will bear any and all federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan as to which no amounts are withheld, irrespective of whether withholding is required.
Section 14. Distribution in the Event of Income Inclusion under 409A.
If any portion of a Participant’s Account under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Code Section 409A and related Treasury guidance and Regulations, the Plan Administrator may, in its sole discretion, provide for a distribution of that portion of his or her Account that is required to be included in his or her income. In such event, the Company shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her Account required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Participant’s unpaid Account under the Plan. Such a distribution shall affect and reduce the Participant’s benefits to be paid under the Plan.
Section 15. Change of Control.
     Notwithstanding any other provision in any other Section of this Plan to the contrary, (i) the value of all amounts deferred by a Participant which have not yet been credited to the Participant’s Account under this Plan and (ii) the value of a Participant’s Account under this Plan, shall be paid to such Participant in each case in a lump sum cash payment on the occurrence of a Change of Control of the Company or as soon thereafter as practicable, but in no event later than five days after the Change of Control of the Company. The amounts of cash credited to each Participant’s Account prior to determining the amount of cash to be paid from these Accounts shall be determined by the Board so as to reflect fair and equitably appropriate interest and any dividends since the preceding allocation date and so as to reflect fairly and equitably such other facts and circumstances as the Board deems appropriate, including, without limitation, the recent price of the Stock. For purposes of payments under this Section 15, the value of a Stock Unit shall be computed as the greater of (a) the closing price of shares of Stock as reported on the New York Stock Exchange on or nearest the date on which the Change of Control is deemed to occur (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Stock is highest) or (b) the highest per share price for shares of Stock actually paid in connection with any Change of Control.

COLLECTIVE BRANDS, INC.
DEFERRED COMPENSATION PLAN
FOR NON-MANAGEMENT DIRECTORS
As
Amended and restated January 1, 2008